STRATOS RENEWABLES CORPORATION

Policies and Procedures Relating
to the Foreign Corrupt Practices Act

Part I - Bribery Provisions

1.	Improper Influence

No offer of or payment of any gift, loan or gratuity is to be made either directly or indirectly to any business or government entity or any associate of such in exchange for or otherwise in an attempt to procure business for the Company. Gifts and entertainment may be used with representatives of customers or potential customers if they are of limited value, are customary in the situation, are legal, and their public disclosure would not embarrass the Company. Gratuities may be paid to an associate of a government entity to expedite or facilitate the performance of a routine administrative function, where such gratuities are legal, customary, are of limited value, and their public disclosure would not embarrass the Company.

2.	Business Courtesies Offered to Foreign Government Employees, Officials and Representatives

The U.S. Foreign Corrupt Practices Act (“FCPA”) makes it illegal for a U.S. citizen or company to corruptly offer or give directly or indirectly to a foreign government official anything of value in return for that official’s action or nonaction resulting in the U.S. citizen’s or company’s obtaining or retaining business. The fact that a foreign official requested an item of value does not justify such practice under the Act. All employees must strictly adhere to the requirements of the Act.

Before offering a business courtesy to a foreign government employee, official or representative, guidance should be obtained from the appropriate business ethics adviser or the Company’s general counsel.

3.	Compliance with Other Laws

Bribery, or the giving of money or anything else of value in an attempt to influence the action of a public official, is unlawful. You are not authorized to pay any bribe or make any other illegal payment on behalf of the Company, no matter how small the amount. This prohibition extends to payments to consultants, agents or other intermediaries when you have reason to believe that some part of the payment or “fee” will be used for a bribe or otherwise to influence government action.

It is the policy of the Company to obey both foreign and domestic tax laws and foreign exchange control laws. You are not permitted on behalf of the Company to enter into any transaction which you know or reasonably should know would violate these laws.

Neither the Company nor its employees should assist any third party in violating the laws of any country.

4.	The Bribery of Government Officials is Forbidden

The Company has had a longstanding policy forbidding bribery of government officials in the conduct of its business in the United States and abroad. The Company also expects its employees to comply with the FCPA which prohibits the making or offering of any payment to any foreign official to induce that official to affect any governmental act or decision or to assist the Company in obtaining or retaining business. No Company employee anywhere in the world may make a bribe, payment or gift to any government official, whether or not there is an intent to influence. The Company takes this position not only because such bribe, payment or gift would be in violation of the law, but also because of the Company’s commitment to good government and the fair and impartial administration of the law.

5.	Payments to Government Employees

No payments of money, gifts, services, entertainment, or anything of value may be offered or made available in any amount, directly or indirectly, to any government official or employee in any country where such payments are illegal or not customary. Such payments are never legal in the United States. Such payments should not be made in other countries, even if legal there, if they are in violation of U.S. laws, regardless of the nationality of the recipient. If in doubt, contact an attorney for the Company. The FCPA may impose severe penalties for failure to follow the policies stated in this paragraph.

6.	Foreign Representatives, Agents, and Consultants

Commission or fee arrangements shall be made only with the firms or persons serving as a bona fide commercial representatives, agents or consultants. Such arrangements may not be entered into with any firm in which a government official or associate is known to have an interest unless the arrangement is permitted by applicable law and has been specifically approved by the company’s general counsel. All commission and fee arrangements shall be by written contract. Any commission or fee must be reasonable and consistent with normal practice for the industry, the merchandise involved and the services to be rendered. Payments shall not be made in cash.

An associate may not take any action or authorize any action which involves any illegal, unethical, or otherwise improper payment of money or anything else of value.

If a situation arises with respect to this payment practices policy about which an associate has any concern or any questions, the associate should, before taking any action whatsoever, immediately review the matter with Chief Financial Officer of the Company.

7.	International Business

When conducting business in other countries, laws and local customs and practices will be encountered that differ from those in the United States. The Company’s policy is to comply with all laws that apply in the countries where we do business. In countries where common customs and practices might indicate acceptance of standards of conduct different from those to which we aspire, employees should continue to follow the more stringent code of conduct, subject to reasonable business judgment.

The Company’s policy prohibits the making of any payment in violation of the FCPA. Except as provided in this section, all payments are forbidden to officials or employees of governments or governments or government-owned or related agencies. In some areas of the world, timely action by low-ranking government employees can be obtained only by generally accepted payment of modest gratuities. Payment of modest gratuities to induce a person to do only what he or she is required to do and to which the Company is legally entitled is permissible if it clearly conforms to local custom. However, such payments should not be made as a matter of course; they should be the exception and not the rule, and should be considered only in circumstances where proper alternatives are not meaningfully available. Such payments must be properly recorded on the books of accounts. In no circumstances are any such payments to be made to any official or employee of any governmental entity or government-related entity of any U.S. jurisdiction.

While it is difficult to monetize “modest gratuities,” local practice and good judgment should always be applied. In one country, the expediting of customs clearance for a product sample may require payment of a nominal sum, while a commercial shipment of a perishable or urgently needed item might require payment of a greater amount. In any event, should it appear that significant payments are required under conditions that would make failure to deliver extremely expensive, the Chief Financial Officer of the Company should be contacted promptly for resolution. Such disbursements should be recorded as “facilitating payments.”

8.	Foreign Corrupt Practices Act

The FCPA prohibits payments, or offers of payments, of anything of value to foreign officials, political parties or candidates for foreign political office in order to obtain, keep or direct business. Indirect payments of this nature made through an intermediary are also illegal. Company employees and representatives must comply with this Act.

This Act also requires that the Company maintain a system of internal accounting controls and keep accurate records of the Company’s transactions and assets. The following activities are prohibited:

- maintaining secret or unrecorded funds or assets,

- falsifying records; and

- providing misleading or incomplete financial information to an auditor.

Your Responsibilities

- Comply with Company procedures and the highest ethical standards of the United States and the foreign country in which the Company is doing business.

- Do not make any payment, regardless of amount, to foreign government officials or personnel.

- Comply with Company accounting policies and internal control procedures.

- Do not use the Company’s assets for any unlawful or improper use.

- Do not create or maintain a secret or unrecorded fund or asset for any purpose.

- Do not make any false or misleading entries in the Company records, or make any payment on behalf of the Company without adequate supporting documentation.

- Report violations of the Company financial and accounting policies to your supervisor, the Company’s general counsel, or, if established, the Company Hot Line.

- Consult with the Company’s general counsel if you have any questions.

The Company is a tough competitor, but we will play STRICTLY by the rules!

9.	U.S. Foreign Corrupt Practices Act

It is the Company’s policy to comply with the FCPA in the U.S. and in every jurisdiction in which we operate.

The FCPA’s basis antibribery provision makes it unlawful to pay or offer to pay any money, gift, or item of value to any foreign official for the purpose of influencing any act or decisions made in his or her official capacity. The Act is very broadly construed to cover almost any payment or gift to a foreign official.

There is an exception for so-called facilitating payments (payments to obtain such items as licenses, permits or police protection), but this exception is very narrowly construed and should not be relied upon without consulting with the Company’s general counsel.

It is the Company’s policy to follow both the literal terms of the FCPA and the spirit behind the law; any payment or gift to a foreign official for any reason is a violation of the Business Conduct Policy unless the Company’s general counsel has reviewed and approved the gift or payment.

The FCPA by its terms is limited to payments to government officials. However, the Company policy goes further and prohibits any similar questionable payment to anyone.

Accordingly, no employee of the Company may enter into any agreement or arrangement involving commissions, rebates, bribes, kickbacks or otherwise, when the employee knows or suspects that the probable result is to improperly reward anyone in connection with existing business or prospective business, whether or not the individual is a government official.

This policy applies worldwide.

10.	Foreign Activities

Business conduct in foreign countries sometimes differs from that in the United states, both in terms of common practice and legality. The simple overriding consideration is that if any unethical or illegal activity is necessary to obtain or retain any business, the Company will not pursue or seek to retain that business.

Gifts

No gift intended to corruptly influence any business dealing in which the Company is involved may be given to or received from any foreign national. If an exchange of gifts is both a legal and normal practice, the Company will provide the gift, and any gift received will become Company property.

Payments

It is a felony under U.S. laws for the Company, any of its employees, or anyone acting on its behalf, to give, offer, promise, or authorize a payment to a foreign official, foreign political party or official thereof, or any candidate for foreign political office, in connection with obtaining or retaining business for the Company.

U.S. law also makes it a felony to pay money or anything of value to a commission agent, sales representative, or consultant when there is knowledge or firm belief that the payment will be used to corruptly influence a government official in connection with business the Company is attempting to obtain or retain. Political contributions will not be made by or on behalf of the Company in foreign countries.

The Company will observe the laws of foreign countries in which it operates concerning payment of agents’ fees and commissions, provided these laws are not in conflict with U.S. law. Employees are not to engage in activities designed to circumvent foreign laws concerning retaining or paying sales representatives and consultants.

11.	Dealing with Foreign Officials

Do not promise, offer, or make any payments in money, products or services to any foreign official in exchange for in order to induce favorable business treatment or to affect any government decision. In some foreign countries, the law may permit minor payments to clerical personnel to expedite performance of their duties. Such minor payments may be made only with the express approval of the country general manager and the Company’s general counsel, must never exceed a value of $50 (U.S.) per payment, and must never be made to gain or retain business.

12.	Foreign Corrupt Practices Act

All employees will abide by the provisions of the FCPA. Business transactions will be governed by Company policies regarding Payments to Foreign Representatives and Foreign Payment Reviews.

13.	Facilitating Payments

The Company may on occasion be required to make a minor payment to a foreign government employee whose duties are essentially ministerial or clerical in nature. This minor payment is usually for the purpose of expediting rather than influencing a particular decision. It is made simply to expedite some matter in a more timely or efficient manner. Facilitating payments (sometimes called “grease payments”) may not be illegal under the FCPA or foreign government law enforcement policies and customs; however, in certain instances, such payments may be violative of local law enforcement policies or of other Federal statutes, particularly if they involve substantial amounts. If they involve large amounts or if otherwise material, public disclosure may also be required.

Facilitating payments must be strictly controlled and every effort must be made to eliminate or minimize such payments. Facilitating payment, if required, will be made only in accordance with local custom and practice and with applicable policies of the Company.

Recognizing that some confusion may exist as to the propriety of making facilitating payments, such payments should not be made except under the guidance of the Company’s general counsel.

14.	Improper Payments

As a result of the FCPA, any company that has securities registered with, or files a report with the Securities and Exchange Commission, must comply with certain specified accounting control standards. These standards apply to domestic operations as well as foreign and will be enforced by the Securities and Exchange Commission. Basically, these accounting control standards place the burden on a registered company to detect and disclose any improper or illegal use of the Company’s assets or the misuse of the Company’s financial accountability system. In compliance with the FCPA guidelines, the Company specifically will not tolerate:

- the use of corporate or subsidiary funds or assets for any unlawful or improper purpose;

- the establishment of any undisclosed or unrecorded funds or assets of the Company or any subsidiary;

- the recording of any false or artificial entries on the books and records of the Company or its subsidiaries for any reason, and no employee shall engage in any arrangement that results in any such prohibited act; or

- a payment on behalf of the Company or any of its subsidiaries with the intention or understanding that any part of any such payment is to be used for a purpose other than that described by the documents supporting the payment.

Any employee having information or knowledge of any unrecorded fund or asset or any prohibited act shall promptly report such matters to his Department Head or, where appropriate, to his Division Head, President of the Company, or Chairman of the Board.

Violators of this policy are subject to appropriate corporate discipline, including dismissal for cause. Employees are reminded that willful violation of this policy may also result in prosecution for violation of the Securities Exchange Act of 1934.

15.	Business with Foreign Governments

The Company will comply with the FCPA which prohibits, for the purpose of obtaining or retaining business, the giving of money or things of value to any foreign official to influence any of his official acts or decisions or to induce him to use his influence to affect any act or decision of his government or one of its agencies. This Act further prohibits giving money or items of value to any person or firm where there is reason to believe that it will be passed on to a government official for this purpose.

16.	Illegal or Unethical Payments, Gifts, Bribes, or Gratuities

The Company’s policy is to comply strictly with the FCPA. The Act prohibits payments or offers of payments of anything of value to foreign officials, political parties, or candidates for foreign political office in order to secure, retain, or direct business. Payments made indirectly through an intermediary, under circumstances indicating that such payments would be passed along for prohibited purposes, are also illegal.

The Act also contains significant internal accounting control and recordkeeping requirements that apply to the Company’s domestic operations. The Act’s intent, in requiring these records, is to ensure that a business enterprise maintains reasonable control over its assets and all transactions involving those assets. All employees are responsible for following Company procedures for carrying out and reporting business transactions.

17.	Payments to Foreign Government Officials

The FCPA also prohibits Company payments to foreign government officials for the purpose of obtaining favorable government action or keeping government business. Specifically, this law prohibits the Company from directly or indirectly offering, promising to pay or authorizing the payment of money or anything of value to foreign government officials for the purpose of

- influencing the acts or decisions of foreign officials;

- inducing foreign officials to act or fail to act in violation of their lawful duties; or

- inducing foreign officials to use their influence to assist in obtaining or retaining  business for or directing business to any person.

The law also prohibits using intermediaries (for example, foreign affiliates, agents, consultants and distributors) to channel payments to foreign government officials for the same purposes.

A minor payment to a foreign government official, made to expedite or secure the performance of routine government action, might not violate U.S. law if the Company can prove that such a payment, often called a “facilitating” payment, is made for the purpose of expediting (rather than influencing) a particular decision that is classified as “routine government action.” Because such payments might violate other laws, such as laws outside the United States, or might damage the Company’s reputation, consult the Company’s general counsel.

Before making any payment or giving anything of value to a foreign government official, or should you have any questions about the proper maintenance of company books and records, consult the Company’s general counsel.

Part II – Accounting and Record Keeping Provisions

1.	Integrity of Reports and Records

Various accurate and reliable records are necessary for the Company to meet its legal and financial obligations and to manage its business affairs. Integrity in the reporting and preparation of such records is necessary at all times to safeguard our services, our reputation, and our financial and legal standing with the public and the communities we serve. The company’s accounts and records are prepared and maintained in accordance with he Uniform System of Accounts as prescribed by appropriate regulatory bodies and by various other accounting standards. These regulations and standards must be followed at all times. Additionally, these rules and standards specify the time period for which various types of records are to be retained. Unauthorized destruction of records is a violation of the law. Reports and records, including those involving time spent or material used, vouchers, bills, payroll, service indices, measurement plans and all other necessary data must be factual and accurate. Any information regarding the location of the equipment or business or trade secrets which could be used to the detriment of the Company must not be disclosed to unauthorized persons.

2.	Misuse of Assets or Services; Accurate and Complete Records

Using any funds or other assets of the company or its subsidiaries, or providing any services for any purpose, that is unauthorized by the Company or violates the law of any applicable jurisdiction (domestic or foreign) is strictly prohibited.

No undisclosed or unrecorded funds or assets of the Company or its subsidiaries shall be established for any purpose.

Associates should ensure that corporate records accurately reflect all transactions. No false or artificial entries shall be made in any Company books or records for any reason, and no associate shall engage in any arrangement that results in such a prohibited act.

No payment shall be approved or made with the intention or understanding that it is to be used for any purpose other than that described by the document supporting the payment.

3.	The Company’s Business Records

Accurate business records must be maintained. This has always been the policy of the Company. The Company business records must always be prepared accurately and reliably and stored properly. All transactions must be executed in accordance with the Company’s general or specific authorization. The Company’s books, records and accounts must reflect all transactions of the Company and all other events that are the subject of a specific regulatory record-keeping requirement.

Any employee having information or knowledge of any hidden fund or asset, of any false or artificial entry in the books and records of the Company or any inappropriate payment shall promptly report the matter to the Company’s Controller and the Company’s general counsel.

4.	Falsification of Records

False or artificial entries must never be made for any reason in any of the books or records of the Company, nor in public record, nor should permanent entries in the Company’s records be deleted or altered in any way. “Records” may include any information stored in any tangible form, including formal books or files, correspondence via letter or facsimile, microfilm or other storage media, or electronically stored information such as computer files.

No payment or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction. “Slush funds” or similar off-book accounts, where there is no accounting for receipts or expenditures on Corporate books, are strictly prohibited. (Reserves for contingencies properly accounted for on the books are not considered slush funds.) In some countries in which the Company does business, certain discretionary funds are permitted or even encouraged by local law and custom and are in accordance with local accounting practice. Such funds in those countries may be established only with the prior approval of the Chief Financial Officer of the Company.

5.	Retention of Records

Certain records received or generated at the Company must be retained for specified intervals; other records should be purged on a regular basis. Since it is difficult to know what records fall into each category, disposal or destruction of Company records and files is not necessarily discretionary with any associate, including the originator of such records. Legal and regulatory practice requires the retention of certain records for various periods of time, particularly in the tax, personnel, health and safety, environmental, contract, and corporate structure areas. In addition, when litigation or governmental investigation or audit is pending or imminent, relevant records must not be altered or destroyed until the matter is closed. Destruction of records to avoid disclosure in a legal or governmental proceeding may constitute a criminal offense. Refer to the Company’s Record Retention Policy for information on retention periods and restrictions. Direct all questions on record retention to the Company’s general counsel, particularly if any litigation, investigation, or administrative action involving the Company or any of its officers, suppliers, or customers is pending or threatened.

6.	Internal Accounting Controls

Internal accounting controls have been established to manage the Company’s financial transactions. The Company adopted these controls to satisfy internal needs and to assure compliance with generally accepted accounting principles, the guidelines of the Financial Accounting Standards Board, and the requirements of applicable laws and regulations. Because of its far-reaching provisions, one of these laws, the FCPA, deserves further explanation.

Foreign Corrupt Practices Act

The FCPA became U.S. federal law in 1977. It applies to U.S. individuals, companies, and businesses, including their controlled international subsidiaries.

The FCPA has two basic parts: (1) the antibribery provisions, and (2) accounting and record-keeping requirements. The antibribery section prohibits payment of a bribe to a non-U.S. official or non-U.S. political party, party official, or candidate for political office. The FCPA defines a bribe as anything of value given or offered to a non-U.S. official for the purpose of influencing an act or decision to obtain, retain, or direct business. Anything of value can include things other than cash.

Despite the reference to “foreign” practices, the FCPA’s accounting and record-keeping provisions apply to domestic and international operations of publicly traded U.S. companies. These rules originally were intended to prevent the creation of unreported slush funds or illegal payments to non-U.S. officials. But the government also uses them to challenge a wide range of record-keeping practices unrelated to illegal payments or non-U.S. operations.

While the FCPA’s accounting provisions basically restate generally accepted accounting principles, it is important to understand that strict accuracy in documentation and reporting is required. These provisions can be interpreted to include relatively small sums from petty cash funds.

Any director, officer, employee or agent of the Company, or any stockholder acting on behalf of the Company, who is convicted of violating the FCPA is subject to substantial fines and/or imprisonment. If convicted, the Company is also subject to substantial fines.

Internal Control Guidelines

The Company has established systems, controls, and records for authorizing, executing, and recording transactions involving assets and liabilities. The Company also controls access to assets and periodically reconciles recorded and existing assets. The following is a summary of some of the more significant internal policies and controls.

- Compliance. No officer, employee, or other person acting on behalf of the Company will engage in any activity that circumvents the Company’s systems of internal controls.

- Illegal Payments. No officer, employee, or other person acting on behalf of the Company will in any way offer, make or cause to be offered or made an illegal payment, contribution, or gift of any kind.

- Cash Disbursements. Company policy prohibits cash disbursements except for nominal amounts drawn from established and properly recorded petty cash accounts. All checks will be drawn only to the ultimate payee. No checks will be made payable to cash or bearer. Exceptions can be made to this policy but only with the prior approval of the Company’s Chief Financial Officer, general counsel and Controller.

- Consulting Services and Review Procedures. Problems relating to the FCPA are most likely to occur in the use of consultants who perform services outside the United States. A “consultant” is any person or entity that provides business, professional, or technical advice to the Company or that facilitates relationships between the Company and any other person.

A consultant cannot be hired without the prior approval of the Company’s general counsel or division counsel unless the services are being provided will be performed solely in the United States or Canada. Before this approval will be granted, the proposed written contract must be submitted and an investigation conducted to confirm that the consultant is not a government official and has the skill and experience to perform the desired services. In addition, the relationship must be approved in advance by a designated Company officer or officers or the Board of Directors, depending upon the amount of the consultant’s proposed fee.

- Reporting and Review Procedure. Any officer, employee, or other agent of the Company who thinks a transaction may be illegal must report this to the Company’s general counsel. If the Company’s general counsel or the reporting person believes a review of the transaction is necessary, either may request such a review by writing to the Secretary of the Audit Committee of the Board of Directors.

When a review is requested, the Audit Committee Secretary will inform management and those involved in the transaction that it cannot proceed until the issue has been resolved. The Secretary will then proceed with the review procedure as required by corporate policy.

All appropriate persons, including the reporting individual, will be informed as to how the issue is resolved. If the review procedure results in a favorable decision, the transaction may proceed.

7.	Books and Records

All transactions must be properly recorded, and there is to be no “disbursement or receipt of corporate funds outside the Company system of accountability.” This means there are to be no “off-books” funds, payments, or transactions; no “unofficial” funds, payments, or transactions; and all funds, payments, and transactions must be recorded in accordance with the regular accounting system prescribed by the Company.

It is impossible to delineate every practice that is or is not permissible, but certain guidelines can be set forth.

- A payment is prohibited if

-	it is illegal,

-	no record of its disbursement or receipt is entered into the accounting records of the Company, or

-	it is entered into the accounting records of the Company in a false or misleading manner.

- It is forbidden to

-	issue or authorize the issuance of any official Company document (be it an invoice, letter, bill of lading, check, receipt, expense report, time sheet, etc.) that is false or misleading; or

-	knowingly receive and treat as accurate a false or misleading document prepared by another person outside the Company, e.g., overbilling (with refund of the overage) and split billing.

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Payments to employees of customers are forbidden. Acceptance of kickbacks of any kind in connection with transactions is prohibited and any offer or hint of a kickback, bribe, or other unusual arrangements should be reported immediately to the Company’s general counsel. If there is any doubt how the matter should be handled, the Company’s general counsel shall consult the Chief Financial Officer of the Company.

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Gifts of more than nominal value to any official or employee of any governmental entity or government-related entity or any U.S. jurisdiction are prohibited. Gifts to officials or employees of foreign governments are treated as gratuities under the International Business section of this document. Gifts to others are limited to situations where it appears likely that the gift will result in legitimate goodwill for the benefit of the Company. The value of the gift may vary, depending upon the circumstances, but in this, as all other situations, the employee is expected to exercise good judgment. Payments for meals, tickets, lodging, transportation, or other services and facilities for customers or others that are made in direct connection with a legitimate business meeting or with proper business entertainment are not considered gifts, nor are they considered payments to an employee of a customer. However, when a U.S. government contract is involved, consult the Company’s general counsel because stricter rules apply.

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Subject to the law where the payment is requested and to compliance with the other policies of the Company, payment for goods and services may be made in any currency and at any place requested, provided documentation of the request is maintained; payment is made to the creditor in the transaction; documentation as to the identity of the payee is maintained; and the currency and place of payment are properly recorded.

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Split-salary payments may be permissible under certain circumstances. They are never permitted if the purpose of the split is to aid the employee in evading taxes. To assure proper control of this practice, all split-salary arrangements must be approved in writing by the chairman of the Human Resources Policy Committee.

-	Except as provided in the International Business section of this document, all payments are forbidden to officials or employees of government or government-owned or government-related agencies.

8.	Complete and Accurate Books, Records, and Communications

The Company “General Business Ethics Policy” unequivocally states that the Company must make and keep books, records, and accounts that reflect accurately, and fairly, and in reasonable detail the transactions and dispositions of the company’s assets. Such transactions and activities must be recorded in accordance with corporate accounting and financial policies, based on generally accepted accounting practices. In the area of government contracting, strict compliance with government cost accounting standards, disclosure statements, cost principles, and related regulations is also necessary.

False or misleading statements or entries shall not be intentionally made in the official correspondence, reports, books, and records of the company.

Systems of internal control will be maintained to ensure that all transactions are properly recorded to conform to the foregoing requirements.

9.	Accurate Books and Reporting

No unrecorded fund or asset or other improper accounts of the Company shall be established or maintained for any reason.

No false or artificial entries in the Company’s books or records will be made by anyone or at anyone’s direction for any reason.

All reporting of information (including, but not limited to, expense reports, accounts payable, invoice transmittals, inventory summaries, client billing data, payroll data, etc.) must be accurate, honest and timely and should be a fair representation of the facts.

No transaction or payment will be made on the Company’s behalf with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

If an employee believes any such fund, asset, entry, transaction, or payment might exist, full disclosure must be made to the Company’s general counsel, the Business Conduct Policy Committee Secretary, or the Audit and Control Services Group so that appropriate action can be taken.

This policy applies worldwide.

10.	Accurate Books, Records and Accounts

All Company payments and other transactions must be properly authorized by management and be accurately and completely recorded on Company books and records in accordance with generally accepted accounting principles and established corporate accounting policies. No false, incomplete or misleading entries or records shall be created. No undisclosed or unrecorded corporate funds shall be established for any purpose, nor should Company funds be placed in any personal or noncorporate account. All corporate assets must be properly protected and asset records regularly compared with actual assets; proper and prompt action must be taken to reconcile any variances.

11.	Accounting Records

The Company Corporate Policy requires that the Company maintain books and records which fairly reflect all transactions of the Company. In addition, all operation and employee of the Company are responsible by Corporate Policy for the design and maintenance of an adequate system of internal accounting control. Basically, Corporate Policy requires that each transaction entered into by the Company have proper authorization and approval initially, then proper and complete accounting and reporting of the transaction. The handling of each transaction is subject to internal audit verification with reporting of exceptions to management of the Company.

12.	Accuracy of Company Records

Employees must record and report information accurately and honestly. This includes accurate reporting of time worked, business expenses incurred, research test results, revenue, and costs and other business-related activities. All Company records are subject to audit, and financial records should be maintained in accordance with generally accepted accounting principles.

Dishonest reporting, either inside or outside the Company, will not be tolerated. This includes reporting or organizing information in an attempt to mislead or misinform. No entry shall be made on the Company’s books and records that intentionally hides or disguises the true nature of any transaction.

A director, officer, or employee may not establish for any purpose an unauthorized, undisclosed, or unrecorded fund or asset involving the Company’s money or other assets.

A director, officer, or employee may not allow transactions with a supplier, agent, customer, or other third party to be structured or recorded in a way that is not consistent with generally accepted business practices.

13.	Financial Books and Records outside the United States

The FCPA applies to Company business transactions both inside the United States and in other countries. It requires the Company and its foreign subsidiaries to maintain accurate and complete financial books and records.

It is Company policy that all Company operations and employees worldwide must comply with all laws and Company policies relating to the accurate and complete maintenance of company financial books and records and those that govern dealings with governments other than those in the United States. No Company funds or assets can be used for any unlawful, improper or unethical purpose; no undisclosed, unrecorded or secret funds or assets can be established; and no false or artificial entries can be made in Company financial books and records for any purpose.

All Company financial books and records must be maintained in accordance with generally accepted accounting principles, Company fiscal procedures, and all local or national laws governing the maintenance of corporate books and records.